Exhibit 99.1
FOR IMMEDIATE RELEASE

For More Information, Contact:
John Neale	Laurie Berman/Rob Whetstone
QAD Senior Vice President and Treasurer	PondelWilkinson Inc.
805.566.5117	310.279.5980
investor@qad.com	investor@pondel.com
QAD ANNOUNCES FISCAL 2011 FIRST QUARTER FINANCIAL RESULTS
SANTA BARBARA, Calif. — May 27, 2010 — QAD Inc. (Nasdaq: QADI), a global provider of enterprise software and services, today reported financial results for the fiscal 2011 first quarter ended April 30, 2010.
Total revenue was $50.8 million for the first quarter of fiscal 2011, versus $55.0 million for the first quarter of fiscal 2010. License revenue totaled $6.4 million, compared with $6.3 million for the fiscal 2010 first quarter. Maintenance and other revenue was $32.1 million, versus $32.8 million for the first quarter of fiscal 2010. Services revenue was $12.3 million, compared with $15.9 million for last fiscal year’s first quarter.
Net loss for the fiscal 2011 first quarter was $1.2 million, or $0.04 per share, compared with net loss of $2.7 million, or $0.09 per share, for the fiscal 2010 first quarter.
“Although our first quarter revenues and earnings were below our expectations, QAD On Demand is making steady progress as customers increasingly recognize the flexibility and benefits of cloud computing by deploying our On Demand solutions,” said Karl Lopker, chief executive officer of QAD. “We also generated solid cash flow from operations and ended the first quarter with a very healthy balance sheet. Our global manufacturing customers are beginning to report increased business activity and confidence in market conditions, which we believe will position QAD well in the coming quarters.”
Gross margin for the first quarter of fiscal 2011 was 55 percent, compared with 53 percent for the first quarter of fiscal 2010, mainly reflecting changes in the company’s revenue mix.
Total operating expenses were $30.3 million, or 59 percent of total revenue, for the fiscal 2011 first quarter, versus $31.8 million, or 57 percent of total revenue, for the first quarter of fiscal 2010.

QAD Inc.
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Operating loss for the fiscal 2011 first quarter was $2.1 million, including $1.5 million in stock compensation expense. This compares with an operating loss of $2.5 million, including $1.2 million in stock compensation expense, for the first quarter of the prior fiscal year.
Cash flow provided by operations was $13.2 million for the first quarter of fiscal 2011, versus $7.3 million for the first quarter of fiscal 2010.
QAD’s cash and equivalents balance at April 30, 2010 was $56.9 million, compared with $44.7 million at January 31, 2010.
Recent Highlights:
•	Received orders from 14 customers representing more than $500,000 each in combined license, support and services billings, including two orders in excess of $1.0 million;

•	Received license orders from companies across QAD’s six vertical markets including, among others: Actavis North America, AEP Industries, Capital Safety Group, Diasorin S.p.A., Imperial Tobacco Group, Kamstrup A/S, NHK Spring (Thailand) Co., LTD., PFD Food Services Pty Ltd., and Rockwell Automation;

•	Made important progress in QAD On Demand business, including the addition of several new customers; and,

•	Launching QAD Enterprise Applications 2010, the latest edition of the company’s core enterprise application suite, with a customer webcast on June 2 at www.qad.com/erp/webinars/.
Business Outlook
For the second quarter of fiscal 2011 ending July 31, 2010, QAD currently expects revenue of approximately $52 million and earnings per share of approximately breakeven.
Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2011 first quarter. The conference call will be webcast live, and is accessible through the investor relations section of QAD’s Web site at www.qad.com, where it will be available for approximately one year. Interested parties may participate in the call by dialing 800-230-1059. A replay of the call will be accessible through June 4 by dialing 800- 475-6701, access code 148739.

QAD Inc.
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About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies specializing in automotive, consumer products, electronics, food and beverage, industrial and life science products. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. For more information about QAD, telephone +1 805-566-6000, or visit the QAD web site at www.qad.com.
“QAD” is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.
Note to Investors:
This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2010 ended January 31, 2010.
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QAD Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	April 30,
	2010	2009
Revenue:
License fees	$6,446	$6,251
Maintenance and other	32,052	32,817
Services	12,343	15,930

Total revenue	50,841	54,998
Cost of revenue:
Cost of license fees	1,544	1,769
Cost of maintenance, service and other revenue	21,108	24,003

Total cost of revenue	22,652	25,772

Gross profit	28,189	29,226
Operating expenses:
Sales and marketing	13,506	13,889
Research and development	9,327	10,326
General and administrative	7,427	7,380
Amortization of intangibles from acquisitions	14	173

Total operating expenses	30,274	31,768

Operating loss	(2,085)	(2,542)
Other (income) expense:
Interest income	(133)	(161)
Interest expense	298	303
Other (income) expense, net	(23)	249

Total other (income) expense	142	391

Loss before income taxes	(2,227)	(2,933)
Income tax benefit	(1,007)	(268)

Net loss	$(1,220)	$(2,665)

Basic net loss per share	$(0.04)	$(0.09)
Diluted net loss per share	$(0.04)	$(0.09)

Basic weighted shares	31,362	30,753
Diluted weighted shares	31,362	30,753

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	April 30,	January 31,
	2010	2010
Assets
Current assets:
Cash and equivalents	$56,865	$44,678
Accounts receivable, net	40,017	61,089
Deferred tax assets, net	3,550	3,548
Other current assets	14,184	13,680

Total current assets	114,616	122,995

Property and equipment, net	36,122	37,219
Capitalized software costs, net	1,788	2,446
Goodwill	6,420	6,348
Long-term deferred tax assets, net	19,890	19,411
Other assets, net	2,705	2,755

Total assets	$181,541	$191,174

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$289	$285
Accounts payable and other current liabilities	27,978	32,787
Deferred revenue	81,276	85,745

Total current liabilities	109,543	118,817

Long-term debt	16,367	16,443
Other liabilities	5,655	6,363

Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	144,540	143,121
Treasury stock	(31,828)	(32,275)
Accumulated deficit	(54,691)	(52,480)
Accumulated other comprehensive loss	(8,080)	(8,850)

Total stockholders’ equity	49,976	49,551

Total liabilities and stockholders’ equity	$181,541	$191,174

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended
	Apr 30,
	2010	2009

Net cash provided by operating activities	$13,165	$7,332

Cash flows from investing activities:
Purchase of property and equipment	(345)	(322)
Capitalized software costs	(58)	(111)
Acquisitions of businesses, net of cash acquired	—	(12)
Proceeds from sale of property and equipment	2	20

Net cash used in investing activities	(401)	(425)

Cash flows from financing activities:
Repayments of debt	(72)	(69)
Net proceeds from issuance of common stock	14	—
Changes in book overdraft	—	(1,512)
Dividends paid	(606)	(769)

Net cash used in financing activities	(664)	(2,350)

Effect of exchange rates on cash and equivalents	87	584

Net increase in cash and equivalents	12,187	5,141
Cash and equivalents at beginning of period	44,678	31,467

Cash and equivalents at end of period	$56,865	$36,608